Exhibit 8.1

Bridgewater Place • Post Office Box 352
Grand Rapids, Michigan 49501-0352

Telephone 616 / 336-6000 • Fax 616 / 336-7000 • www.varnumlaw.com

_______________, 2005

Clarkston Financial Corporation
6600 Highland Road, Suite 24
Waterford, Michigan 48327

Re:	Registration Statement on Form SB-2 with Respect to Shares to be Issued by Clarkston Financial Corporation

Ladies and Gentlemen:

        We have acted as tax advisor to Clarkston Financial Corporation, a Michigan corporation (the “Registrant”), in connection with the proposed stock subscription rights offering (the “Offering”) to its shareholders. We have advised the Registrant with respect to certain federal income tax consequences of the Offering. Our advice relating to the Offering is set forth under the heading “Material Federal Income Tax Considerations” in the registration statement dated ___________________, 2005, as filed with the Securities and Exchange Commission. Such advice does not purport to discuss all possible federal tax consequences, or any state, local or foreign tax consequences, of the Offering.

        Our opinion is based upon existing federal income tax laws, regulations, administrative pronouncements and judicial decisions. All such authorities are subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinion. In addition, our opinion is based on the facts and circumstances set forth in the prospectus and in the other documents (including certain representations) given to us by the Registrant. Our opinion as to the matters set forth herein could change as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof.

        We hereby consent to the use of our name under the caption “Material Federal Income Tax Considerations” in the prospectus. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933 or that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

Exhibit 8.1 - 1